EXHIBIT 99.1

Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY UPDATES FISCAL THIRD QUARTER

BUSINESS OUTLOOK

Raises earnings guidance and increases quarterly dividend

SCOTTS VALLEY, CA – March 7, 2005 – Seagate Technology (NYSE: STX) today released an update to its business outlook for the company’s third fiscal quarter of 2005, ending April 1, 2005.

The continued successful adoption and ramp of Seagate’s new product lines combined with increased demand for the company’s consumer electronics and enterprise products have driven improvements in the company’s financial performance above the guidance the company provided on January 18, 2005. Assuming historically normal seasonal demand for the month of March, the company expects the March quarter’s revenue to be approximately $1.87 billion, gross margin to be at least 23% and diluted earnings per share to be at least $0.36.

“Industry demand this quarter clearly illustrates that disc-based storage has emerged as an enabling platform for the electronics industry beyond general computing,” said Bill Watkins, Seagate president and CEO. “With a product portfolio that addresses 97% of the total available market for disc drives, Seagate is benefiting from both its leadership in core markets and the dramatic proliferation of disc-based consumer electronics applications.”

Seagate believes the total available market (TAM) for enterprise, desktop and mobile computing disc drives will be in line with the company’s expectations on January 18. The company is seeing less seasonality in the demand for consumer electronics disc drives than it anticipated. As a result, the TAM for consumer electronics disc drives is now expected to increase from the 11.5 million units it disclosed on January 18 to equal or slightly higher than the 13.5 million units shipped in the December quarter.

Seagate Technology Updates Fiscal Third Quarter Business Outlook

With the favorable impact of new products offsetting price declines, Seagate expects the average selling price (ASP), on a blended basis for all of its products, for the March quarter to increase modestly over the comparable December quarter ASP.

Distribution channel inventory of Seagate desktop products is currently less than four weeks, compared to a target of between four and five weeks.

June Quarter

Historically, June has been the seasonally weakest quarter of the year. It is too early to provide quantitative guidance, but Seagate is very well positioned and is optimistic that it can continue to execute well in this market. Seagate believes that with the new products and increased market access these products provide the company can offset the impact of seasonality in core computing markets and maintain the revenue and gross margins that are reflected in today’s update for the March quarter.

Quarterly Dividend Increase

The company also announced an increase to its quarterly dividend from $0.06 per share to $0.08 per share for the March quarter.

The company will hold a conference call at 2:00 p.m. Pacific Time today and a live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 4:30 p.m. Pacific Time through March 14 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 4423667

For more information please visit: http://www.seagate.com/newsinfo/invest

Seagate Technology Updates Fiscal Third Quarter Business Outlook

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; dependence on the company’s ability to successfully introduce, qualify, manufacture in volume on a cost-effective basis and sell on a timely basis the new disc drive products announced by the company in June; and the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 3, 2004 and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on January 28, 2005. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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